EXHIBIT 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

SERIES D CONVERTIBLE PREFERRED STOCK

OF

AMERICAN TONERSERV CORP.

     American TonerServ Corp. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation of the Company (the “Certificate of Incorporation”), and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company at a meeting duly held, adopted resolutions (i) authorizing a series of the Company’s previously authorized preferred stock, par value $0.001 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of Eight million (8,000,000) shares of Series D Convertible Preferred Stock of the Company, as follows:

     RESOLVED, that the Company is authorized to issue eight million (8,000,000) shares of “Series D Convertible Preferred Stock,” par value $0.001 per share, which shall have the powers, designations, preferences and other special rights set forth below.

     (1) Voting Rights. Except as otherwise provided herein or the Company’s Certificate of Incorporation or required by law, the holders of the Company’s Series D Convertible Preferred Stock and the holders of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”) shall vote together as a single class on all matters. Each holder of Series D Convertible Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series D Convertible Preferred Stock held by such holder could be converted as of the record date for such vote.

     (2) Conversion of Series D Convertible Preferred Stock. The Series D Convertible Preferred Stock shall be convertible into shares of the Company’s Common Stock, on the terms and conditions set forth in this Section 2.

          (a) Conversion Rate and Conversion Price. Subject to Sections 2(d), 2(e) and 2(f), each share of Series D Convertible Preferred Stock shall be convertible into two (2) shares of Common Stock until one year after the date of the original issuance of the Series D Convertible Preferred Stock (the “Conversion Rate”). Commencing one year after the date of the original issuance of the Series D Convertible Preferred Stock, subject to Sections 2(d), 2(e) and 2(f), the Conversion Rate shall be one (1) share of Common Stock. The price at which shares of Series D Convertible Preferred Stock which shares of Series D Convertible Preferred Stock is converted into Common Stock (the "Conversion Price") for the purposes hereof shall be $0.125 until one year after the date of the original issuance of the Series D Convertible Preferred Stock, and commencing one year after the date of the original issuance of the Series D Convertible Preferred Stock the Conversion Price shall be $0.25 per share. The Conversion Price shall subject to adjustment as provided in Sections 2(d), 2(e) and 2(f).

           (b) Conversion Right. At any time or times on or after the date of issuance of any share of Series D Convertible Preferred Stock (the “Issuance Date”), any holder of Series D Convertible Preferred Stock may, in its sole discretion, elect to convert all or part of its shares of Series D Convertible Preferred Stock into fully paid and nonassessable shares of Common Stock in accordance with Section 2(c) at the Conversion Rate.

                           (c) Mechanics of Conversion.

             (i) The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series D Convertible Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall, in lieu of issuing such fractional share, pay to the holder the fair value thereof in cash.

             (ii) The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of shares of Series D Preferred Stock unless such taxes result from the issuance of Common Stock upon conversion to a person other than the holder of Series D Convertible Preferred Stock.

             (iii) To convert shares of Series D Convertible Preferred Stock into shares of Common Stock on any date (a “Conversion Date”), the holder thereof shall (i) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., California time on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit A (the “Conversion Notice”) to the Company, and (ii) surrender the original certificates representing the shares of Series D Convertible Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”). As soon as practicable and in no event later than the tenth (10th) business day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled. If the number of shares of Series D Convertible Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion pursuant to Section 2(f)(iii) is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than ten (10) business days after receipt of the Preferred Stock Certificate(s) (the “Preferred Stock Delivery Date”) and at its own expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of shares of Series D Convertible Preferred Stock not converted. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of shares of Series D Convertible Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

           (d) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise) into a greater number of shares of Common Stock, the Conversion Rate and the Conversion Price of the Series D Convertible Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionally decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Rate and the Conversion Price of the Series D Convertible Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such subdivision, be proportionally decreased.

           (e) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Series D Convertible Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock (or into the right to receive cash or other property), whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Series D Convertible Preferred Stock shall have the right thereafter to convert such shares of Series D Convertible Preferred Stock into a number of shares of such other class or classes of stock, cash or other property which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Series D Convertible Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

           (f) Adjustments for Issuances of Common Stock at Less Than the Conversion Price. In the event that the Company issues additional shares (other than additional shares issued to employees, directors and consultants pursuant to arrangements approved by the board of directors, and other customary exclusions) at a purchase price per share less than the applicable Conversion Price within one (1) year of initial issuance of the shares of Series D Convertible Preferred Stock, the Conversion Rate in effect immediately after such issuance shall be adjusted so that the same shall equal the Conversion Rate determined by multiplying the Conversion Rate in effect immediately after such record date by a fraction of which (A) the numerator shall be the number of shares of Common Stock outstanding on such date plus the number of additional shares of Common Stock issued, and (B) the denominator shall be the number of shares of Common Stock outstanding on such date plus the number of shares which the aggregate offering price of the total number of shares so issued would purchase at the Conversion Price per share of Common Stock on such date, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such shares, the value of such consideration, if other than cash, to be determined by the Board of Directors.

           (g) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 2, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series D Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Series D Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the shares of Series D Convertible Preferred Stock held by such holder.

           (h) Status of Converted Stock. In the event any shares of Series D Convertible Preferred Stock shall be converted pursuant to Section 2 hereof, the shares so converted shall be canceled and shall not be reissued as shares of Series D Convertible Preferred Stock but shall resume the status of preferred stock of the Company, undesignated as to series.

           (i) Certain Notices. In the event that the Company shall propose at any time (i) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (ii) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Company shall send to the holders of Series D Convertible Preferred Stock at least twenty (20) days prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event). Any public disclosure (as “public disclosure” is defined in Regulation FD promulgated under the Securities Exchange Act of 1934, as amended) shall be considered “written notice” for purposes of this paragraph, notwithstanding the Securities Exchange Act of 1934, as amended) shall be considered “written notice” for purposes of this paragraph, notwithstanding anything to the contrary in Section 10 hereof.

      (3) Reservation of Authorized Shares. The Company shall, so long as any of shares of Series D Convertible Preferred Stock are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series D Convertible Preferred Stock, 100% of such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the shares of Series D Convertible Preferred Stock then outstanding.

               (4) Liquidation Rights.

          (a) Original Issue Price. Each share of Series D Convertible Preferred Stock shall have an “Original Issue Price” of $0.25 per share.

          (b) Liquidation Preference. In the event of (i) the acquisition of the Company by any other entity by means of any transaction or series of related transactions to which the Company is a party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Company held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions, (ii) a sale, lease or other conveyance of all or substantially all of the assets of the Company, or (iii) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (each of (i), (ii) and (iii), a “Liquidation Event”), unless the holders of a majority of the outstanding shares of Series D Convertible Preferred Stock (voting together as a single class) waive the treatment of such a transaction as being a Liquidation Event, the holders of each share of Series D Convertible Preferred Stock shall be entitled to receive in cash out of the assets of the Company legally available for distribution to stockholders therefrom (the “Liquidation Funds”), before any amount shall be paid to the holders of shares of any capital stock of the Company of any class junior in rank to the Series D Convertible Preferred Stock in respect of the preferences as to the distributions and payments on a Liquidation Event, an amount per share equal to the greater of (A) (x) the Original Issue Price and (y) all declared but unpaid dividends (if any) on such share of Series D Convertible Preferred Stock, or (B) the amount per share as would have been payable had each such share been converted to Common Stock immediately prior to such Liquidation Event, with the shares of Series D

Convertible Preferred Stock being treated for this purpose as if they had been converted to Common Stock at the then-applicable Conversion Rate (such sum being referred to as the “Liquidation Preference”). If the Liquidation Funds are insufficient to pay the full amount due to holders of Series D Convertible Preferred Stock, then each holder of Series D Convertible Preferred Stock shall receive a percentage of the Liquidation Funds as a percentage of the full amount of Liquidation Funds payable to all holders of Series D Convertible Preferred Stock. After the Liquidation Preference has been paid, the Series D Convertible Preferred Stock shall share in the remaining Liquidation Funds with the holders of the Common Stock of the Company on an as if converted basis. Notwithstanding anything to the contrary contained herein, the purchase or redemption by the Company of any of the capital stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a Liquidation Event. No holder of Series D Convertible Preferred Stock shall be entitled to receive any amounts with respect thereto upon any Liquidation Event other than the amounts provided for herein.

             (5) Dividends.

           (a) Holders of Series D Convertible Preferred Stock shall be entitled, when, as and if declared by the Board of Directors out of funds of the Company legally available therefor, to receive cumulative cash dividends at the rate per annum of 8.0% per share on the Original Issue Price (equivalent to $0.02 per annum per share), payable quarterly in arrears (the “Dividend Rate”).” shall mean January 1, April 1, July 1 and October 1 of each year, commencing July 1, 2009 (the “Dividend Payment Date"). Dividends payable for each full dividend period will be computed by dividing the Dividend Rate by four and shall be payable in arrears on each Dividend Payment Date (commencing July 1, 2009) for the quarterly period ending immediately prior to such Dividend Payment Date, to the holders of record of Series D Convertible Preferred Stock at the close of business on the Dividend Record Date applicable to such Dividend Payment Date. Such dividends shall be cumulative from the most recent date as to which dividends shall have been paid on the Series D Convertible Preferred Stock or, if no dividends have been paid, from the date on which the Company accepts payment of the Original Issue Price from the Holder (the "Issue Date") (whether or not in any dividend period or periods the Board of Directors shall have declared such dividends or there shall be funds of the Company legally available for the payment of such dividends) and shall accumulate on a day-to-day basis, whether or not earned or declared, from and after the Issue Date. Dividends payable for any partial dividend period shall be computed on the basis of days elapsed over a 360-day year consisting of twelve 30-day months. Accumulated unpaid dividends accrue and cumulate dividends at the annual rate of 8.0% and are payable in the manner provided in this Section 5.

            (b) Holders of shares of Series D Convertible Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends.

           (c) Holders of shares of Series D Convertible Preferred Stock at the close of business on March 15, June 15, September 15 and December 15 of each year (a "Dividend Record Date") will be entitled to receive the dividend payment on those shares on the corresponding Dividend Payment Date notwithstanding the subsequent conversion thereof or the Company’s default in payment of the dividend due on that Dividend Payment Date. However, shares of Series D Convertible Preferred Stock surrendered for conversion during the period between the close of business on any Dividend Record Date and the close of business on the Business Day immediately preceding the applicable Dividend Payment Date must be accompanied by payment of an amount equal to the dividend payable on the shares on that Dividend Payment Date; provided, however, that no such payment need be made if any accumulated and unpaid dividends exist at the time of conversion with respect to such shares of Series D Convertible Preferred Stock to the extent of such accumulated and unpaid dividends. A holder of shares of Series D Convertible Preferred Stock on a Dividend Record Date who (or whose transferee) tenders any shares for conversion on the corresponding Dividend Payment Date will receive the dividend payable by the Company on the Series D Convertible Preferred Stock on that date, and the converting holder need not include payment in the amount of such dividend upon surrender of shares of Series D Convertible Preferred Stock for conversion.

           (d) In any case where any Dividend Payment Date or Conversion Date of any Series D Convertible Preferred Stock shall not be a business day, at any place of payment, then payment of dividends need not be made on such date, but may be made on the next succeeding business day at such place of payment with the same force and effect as if made on the dividend payment date or Conversion Date; and no dividends shall accumulate on the amount so payable for the period from and after such Dividend Payment Date or Conversion Date, as the case may be, to such business day.

      (6) Amendments and Changes. As long as any of the Series D Convertible Preferred Stock shall be issued and outstanding, the Company shall not, either directly or indirectly through merger, consolidation, amendment or otherwise, without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than fifty percent (50%) of the outstanding shares of Series D Convertible Preferred Stock:

           (a) amend, alter or repeal any provision of the Company’s Certificate of Incorporation or this Certificate of Designations, Preferences and Rights if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series D Convertible Preferred Stock without so affecting the outstanding shares of all series of the Company’s preferred stock;

           (b) increase or decrease (other than for decreases resulting from the conversion of the Series D Convertible Preferred Stock) the authorized number of shares of Series D Convertible Preferred Stock;

           (c) authorize, create (by reclassification or otherwise) or obligate itself to issue any new class or series of shares having rights, preferences or privileges with respect to payments upon a Liquidation Event senior to the Series D Convertible Preferred Stock; or

           (d) take any action that results in the redemption of any shares of Common Stock (other than repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries (i) upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, or (ii) pursuant to rights of first refusal contained in agreements providing for such right).

     (7) Redemption. The Series D Convertible Preferred Stock is not redeemable.

     (8) Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Series D Convertible Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Series D Convertible Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date.

     (9) Notices. Whenever notice is required to be given under this Certificate of Designations, Preferences and Rights, unless otherwise provided herein, such notice shall be given in accordance with the notice provisions set forth in the purchase agreement pursuant to which the Series D Convertible Preferred Stock were issued. The Company shall provide such holder of Series D Convertible Preferred Stock with written notice at least ten (10) days prior to the date on which the Company closes its books or takes record with respect to any pro rata subscription offer to holders of Common Stock.

     IN WITNESS WHEREOF, the Company has caused this Certificate of Designation, Preferences and Rights to be signed by Chuck Mache, its President, this 1st day of July 2009.

                                                                                                                     AMERICAN TONERSERV CORP.

                                                                                                                             By: /s/ Chuck Mache
                                                                                                                             Name: Chuck Mache
                                                                                                                             Title: President